FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

3172 Porter Drive Palo Alto, CA 94304

Phone	(650)	384-8850
Fax	(650)	858-0390

CV THERAPEUTICS LAUNCHES 1000 mg RANEXA® TABLET

PALO ALTO, Calif., August 14, 2007 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced the U.S. Food and Drug Administration approval and U.S. product launch of the 1000 mg tablet of Ranexa® (ranolazine extended-release tablets).

The approved product labeling recommends that Ranexa be initiated at 500 mg twice daily (b.i.d.) and increased to 1000 mg b.i.d., as needed, based on clinical symptoms. Prior to the launch of the 1000 mg tablet, this meant that patients taking 1000 mg b.i.d. had to take four 500 mg Ranexa tablets per day. These patients now have the option of taking two 1000 mg tablets per day.

“We are very excited to bring the added convenience of a 1000 mg tablet to the group of patients currently taking Ranexa at this dosage. While the 1000 mg dose currently represents less than 10 percent of our business, CV Therapeutics is committed to providing new options that add value for doctors and patients,” said Lewis Stuart, senior vice president, commercial operations.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and

CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to market acceptance of our products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.